UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 10, 2010

Heritage Oaks Bancorp

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-05020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)

(805) 239-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – SECURITIES AND TRADING MATTERS

Item 3.03         Material Modification to Rights of Security Holders

In connection with its previously announced $60 million private placement of newly issued Series B Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and Series C Convertible Perpetual Preferred Stock (the “Series C Preferred Stock”), Heritage Oaks Bancorp (the “Company”) submitted a proposal to its shareholders to amend the Company’s articles of incorporation to increase the number of authorized common stock to 100,000,000 shares, thereby increasing the total number of authorized shares of all classes of stock to 105,000,000 (the “Article Amendment”).  As discussed in more detail in Item 5.07, the Company’s shareholders approved the Article Amendment at the Company’s annual meeting of shareholders held on June 10, 2010.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03         Amendments to Articles of Incorporation or Bylaws

Amendment to Articles of Incorporation

The Article Amendment, a description of which is included in Item 3.03, above, and is incorporated herein by reference, is attached to this 8-K as Exhibit 3.1.

Amendment to Bylaws

On March 4, 2010, the Company’s Board of Directors approved an amendment to the Company’s Bylaws that increased the range of the Company’s Board of Directors from 7 to 13 directors to 9 to 15 directors (the “Bylaw Amendment”), however the Bylaw Amendment remained subject to shareholder approval.

As discussed in more detail in Item 5.07, the Company’s shareholders approved the Bylaw Amendment at the Company’s annual meeting of shareholders held on June 10, 2010.  A copy of the Bylaw Amendment is Attached to this 8-K as Exhibit 3.2.

Item 5.07               Submission of Matters to a Vote of Security Holders

On June 10, 2010, the Company held its annual meeting of shareholders at which the following matters were considered and voted upon, with all nominated directors being elected and all other proposals approved:

A.           Election of Directors

Director	Shares For	Withhold
Michael J. Morris	5,150,537	549,698
Donald Campbell	4,846,332	853,903
Michael J. Behrman	5,225,202	475,033
Kenneth Dewar	5,196,714	503,521
Mark C. Fugate	5,224,682	475,553
Dee Lacey	5,181,145	519,090
Merle F. Miller	5,224,482	475,753
Daniel J. O’Hare	5,226,893	473,342
Michael E. Pfau	5,226,425	473,810
Alexander F. Simas	5,226,124	474,111
Lawrence P. Ward	4,987,612	712,623

B.             To approve the Article Amendment, increasing the authorized common stock from 20,000,000 shares to 100,000,000

Shares For	Shares Against	Abstain
5,896,699	786,186	64,267

C.             To approve for purposes of NASDAQ Listing Rule 5635 the issuance of shares of Common Stock upon the conversion of up to 56,160 shares of Series B Preferred Stock and up to 2,442,461 shares of Series C Preferred Stock, as contemplated by the Securities Purchase Agreement described in the proxy statement for the annual meeting of shareholders, dated April 27, 2010 (the “Proxy Statement”).

Shares For	Shares Against	Abstain	Broker Non-Vote
5,033,987	558,553	107,694	1,046,922

D.            To approve the Bylaw Amendment such that the range of the number of authorized directors of the Company be increased to nine (9) to fifteen (15) from the current range of seven (7) to thirteen (13).

Shares For	Shares Against	Abstain
5,889,019	739,878	118,257

E.              To adopt a non-binding resolution approving the Executive Compensation disclosed in the Proxy Statement.

Shares For	Shares Against	Abstain
5,818,315	779,179	149,660

F.              To ratify the appointment of Vavrinek, Trine, Day & Co. LLP as the Company’s independent accountants for the 2010 fiscal year.

Shares For	Shares Against	Abstain
6,624,788	25,384	96,980

G.             To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the annual meeting to adopt Proposals A-F, above.

Shares For	Shares Against	Abstain
5,537,490	1,061,293	148,371

SECTION 8 – OTHER EVENTS

Item 8.01         Other Events

The Series B Preferred Stock is mandatorily convertible into the Company’s common stock upon receipt of shareholder approval.  In addition,  the Series C Preferred Stock is convertible upon (a) receipt of shareholder approval, and (b) the transfer of the preferred stock to a third party.

As discussed in Item 5.07, above, at the Company’s annual meeting of shareholders held on June 10, 2010, the Company’s shareholders approved the conversion to common stock of both the Series B Preferred Stock and Series C Preferred Stock, each in accordance with their respective terms.  As a result, based on the terms of the Series B Preferred Stock, Series B Preferred Stock have been converted into common stock of the Company and there are no longer any outstanding shares of Series B Preferred Stock.  An aggregate of 17,280,000 shares of common stock were issued as a result of the conversion.

Following consultation with, and receipt of a recommendation from, the Federal Reserve Bank of San Francisco, on June 10, 2010 the Company elected to defer regularly scheduled payments on its outstanding junior subordinated debenture relating to its remaining outstanding trust preferred security (the “Security”) for a period of up to 20 consecutive quarters (the “Deferral Period”).  The terms of the Security and the trust documents allow the Company to defer payments of interest for the Deferral Period without default or penalty.  During the Deferral Period, the Company will continue to recognize interest expense associated with the Security.  Upon the expiration of the Deferral Period, all accrued and unpaid interest will be due and payable.  During the Deferral Period, the Company is prevented from paying cash dividends to shareholders or repurchasing stock.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.      Exhibits

(d)     Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation
3.2	Certificate of Amendment to Bylaws

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2010

Heritage Oaks Bancorp

By:	/s/ Margaret Torres
Margaret Torres
Chief Financial Officer